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                                                                    EXHIBIT 10.5

            MSN / Expedia.com Carriage and Cross Promotion Agreement

         This MSN / Expedia.com Carriage and Cross Promotion Agreement ("Agreement"), by and between Microsoft Corporation ("Microsoft"), a Washington corporation, and Expedia, Inc. ("EI"), a Washington corporation, is effective as of October 1, 1999 (the "Effective Date").

                                   RECITALS

         WHEREAS, EI owns and operates an online travel service on the World Wide Web; the home page for said network is currently located at http://www.expedia.com;

         WHEREAS, Microsoft owns and operates, among other things, a network of Web sites currently known as "MSN," with a home page currently located at http://www.msn.com, which network includes a variety of topic-specific offerings;

         WHEREAS, the parties desire that EI develop a special, customized co-branded version of Expedia.com for inclusion as part of MSN's "Travel" channel; and

         WHEREAS, the parties further desire to provide various links among pages located in Microsoft Online Properties, and among pages located in Expedia.com and the co-branded version of Expedia.com (as defined below) Web sites, and to engage in certain activities intended to promote the parties' respective products and services.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereby agree as follows:

1.       Definitions
         -----------

         1.1 "Channel" shall mean a group of content-related secondary Web Pages within a Web Site, the top level page of which group is accessed directly from a Home Page.

         1.2 "Expedia.com" shall mean the software code, informational databases, products, and other components that make up a service which is operated by or for EI and is marketed for use by individual end users and enables such end users to shop for, reserve, book and pay for certain travel services via a personal computer (or other interactive device) connected to the Internet. EI currently offers such services on the Web under the name "Expedia.com", but such name may change from time to time. For the purposes of this Agreement "Expedia.com" shall not include versions of Expedia.com that are co-branded with third parties in connection with EI's Associate Program (or its successor or replacement) and shall not include EI's licensing program (or its successor or replacement) under which EI licenses its travel technologies platform to third parties.

         1.3 "Expedia.com/MSN" shall mean the special, customized co-branded version of Expedia.com to be developed, hosted and maintained by EI in accordance with this Agreement.

         1.4 "Travel Channel" shall mean a Channel designed, programmed (except as to Section 3.1) and operated by or for EI (except to the extent set forth in
Section 2.1) for inclusion in MSN relating to travel information, travel booking and related travel information and having placement and prominence equivalent to other Channels within MSN.

         1.5 "Home Page" shall mean the initial Web Page of a Web Site seen by a user once the user has directed Web Browsing Technology to access the Web Site's URL.

         1.6 "Travel Channel Home Page" shall mean the top level page of the Travel Channel on MSN in MSN template, and developed and hosted by EI.

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         1.7  "Link" shall mean an embedded icon, object, graphic or text within a Web Page that consists of a hypertext pointer to the URL address of a Web
Page.

         1.8 "MSN" shall mean the aggregation of Web-based properties (as such properties may change from time to time in Microsoft's sole discretion) which is currently marketed by Microsoft as "The Microsoft Network" and/or "MSN", and accessed through the domain http://www.msn.com, and includes international versions of such Web-based properties.

         1.9 "MSN User Air Transaction" shall mean a purchase via Expedia.com/MSN of an airline ticket for one trip (round-trip, or one way if no round-trip is purchased) by one person.

         1.10 "Specifications" shall mean the content and technical specifications for Expedia.com/MSN attached hereto as Exhibit A and any modifications thereto that are made in accordance with Section 2.1 below.

         1.11 "User Information" shall mean both Aggregate Information and Personal Information pertaining to an end user. "Aggregate Information" shall mean information that describes the habits, usage patterns and/or demographics of users as a group but does not indicate the identity of any particular end user, and information about an individual end user presented in a form distinguishable from information relating to other end users but not in a form that enables the recipient to personally identify any end user. "Personal Information" shall mean information about an end user permitting such end user to be specifically identified and may include, but not be limited to (i) end user name, (ii) end user address, and (iii) the end user's personally identifying transaction data.

         1.12 "Web Page" shall mean content in the World Wide Web portion of the Internet accessed via a single URL, and excluding content on other Web Pages accessed via Links in said content.

         1.13 "Web Site" shall mean a collection of Web Pages related in some manner and interconnected via Links.

         1.14 "WebTV" shall mean the television-based Internet access services provided to consumers by WebTV Networks, Inc.

         1.15 Successor Versions of Web Sites. Whenever this Agreement refers to a Web Site or aggregation of Web Pages, including without limitation MSN, the Travel Channel, Microsoft Online Properties, and Expedia.com, such reference will also include successor versions thereof that may evolve throughout the term of this Agreement, regardless of whether or not marketed or promoted under the same name.

         1.16 "Microsoft Online Properties" shall include MSN portal (U.S. and International), Hotmail, WebTV, Web Courier, Mobile, and other consumer commerce online products or services Microsoft may develop or acquire during the term of the Agreement (e.g., other portals and online products or services) where travel (small business or leisure) would be a key component. For the purpose of this Agreement, "Microsoft Online Properties" shall not include third-party Web sites or services that are either branded or co-branded by Microsoft, or is licensed by Microsoft to incorporate private-labeled version of all or portions of MSN or other Microsoft Online Properties.

2.       Description of Expedia.com/MSN
         ------------------------------

         2.1 Development and Maintenance. EI shall develop, operate, maintain, and host Expedia.com/MSN in accordance with this Section 2 and the Specifications attached as Exhibit A (as may be amended by the parties from time to time during the term of the Agreement). Expedia.com/MSN will be a customized version of Expedia.com; to the extent reasonably possible, but subject to specific requirements for Expedia.com/MSN set forth herein, Expedia.com/MSN will use substantially the same format and templates used by Expedia.com as described in the Specifications. In particular:

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                  (a) EI agrees to provide Microsoft with a development and
implementation plan for Expedia.com/MSN within thirty (30) days after the Effective Date. Expedia.com/MSN shall enable end user to purchase airline tickets, reserve hotels and car rental and access other travel-related information and services.

                  (b) If MS decides to enhance the Travel Channel by adding additional content areas, then EI shall have the first right to develop and provide such content as a part of Expedia.com/MSN. If EI informs MS that EI does not desire to develop and provide such content, then MS may either develop or engage a third party to develop the content subject to the terms of this Agreement, provided, however MS shall be responsible for hosting or managing such content.

                  (c) EI agrees to use its best efforts to be in compliance with the Specifications set forth in Exhibit A by December 1, 1999 ("Start Date").

                  (d) The parties intend that this Agreement be global in scope and agree that the UK, Canada and German versions of Expedia.com shall be customized and co-branded as international versions of Expedia.com/MSN for the UK, Canada and German versions, respectively, of MSN on the terms set forth in this Agreement, including the exclusivity provision set forth in Section 3.6. The parties also agree that to the extent both Expedia.com and MSN develop an additional international version of their respective sites for a particular country or region, such international version of Expedia.com (to the extent the international version of Expedia.com includes comparable technology or services as offered by other online travel service providers in the particular country or region) shall be customized and co-branded as the international version of Expedia.com/MSN for such country or region on the terms set forth in this Agreement, including the exclusivity provision set forth in Section 3.6. Provided, however, the Specifications for such international versions of Expedia.com/MSN may be "localized" as necessary, and Microsoft shall have the sole discretion of determining not to include a Travel Channel in an MSN international market. For countries or regions in which EI does not offer or does not plan to offer in the near reasonable term a version of Expedia.com, Microsoft may enter into agreements with other online travel sites for the purposes of creating an MSN Travel Channel for such country or region for such period only. The parties acknowledge that the terms of Section 3.6 and Section 5 shall not apply in an international country or region in which Expedia.com and MSN both have not developed an international version of their respective sites for the particular country or region, or the international version of Expedia.com is not the MSN Travel Channel in such international version of the MSN for the reasons permitted in this Section 2.1(d). EI acknowledges that certain international versions of MSN may be controlled by joint ventures in which Microsoft participates, and in such instances, Microsoft agrees to use best efforts to include the applicable international version of Expedia.com as the Travel Channel in the appropriate international version of MSN operated by such joint venture.

        2.2 Co-Branding. Expedia.com/MSN shall be co-branded by EI and Microsoft as described in Exhibits A and B hereto, which shall be subject to periodic changes with the prior approval of both parties. EI agrees to use the standard MSN co-branded header and footer template that is used by all MSN network premier partners (as set forth in Exhibits A and B) for Expedia.com/MSN.

        2.3 Responsibility for Expedia.com/MSN. As between Microsoft and EI, except as expressly provided otherwise in this Agreement, or in any related or support services agreement, EI shall be and remain solely responsible for all development, operation, maintenance and hosting of Expedia.com/MSN and all content contained in Expedia.com/MSN, provided however Microsoft shall be responsible for all reasonable costs relating to the original travel content developed by EI for Expedia.com/MSN in accordance with Section 3.1.

        2.4       User Information

                  (a) Microsoft and EI may use User Information collected by Microsoft in connection with the Expedia service prior to the Effective Date of this Agreement in accordance with the terms of the MSN privacy statement in effect at the time of collection of such User Information. Microsoft and EI may use any and all User Information collected by EI from end users of Expedia.com/MSN during the term of this Agreement, and EI shall provide all applicable User Information to Microsoft on a monthly basis, provided however such collection and use shall be in compliance with the applicable Expedia.com/MSN privacy statement agreed to by the parties (which shall be approved by TRUSTe or other comparable independent privacy organization and all applicable laws).

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Furthermore, EI may not use or store any Expedia.com/MSN Personal Information except to the same extent it uses and stores Personal Information gathered from Expedia.com. Microsoft agrees not to use or store any Expedia.com/MSN Personal Information except to the same extent it uses and stores Personal Information gathered from MSN.com. The parties agree that any promotional emails to end users of Expedia.com/MSN or Expedia.com shall be sent by EI, provided however, Microsoft may send up to two (2) promotional emails to end users of Expedia.com/MSN each year during the term of the Agreement. The parties will work together on joint promotions, and neither party shall send marketing email or communications to the registered Expedia.com/MSN end users (unless these same offers are also sent to all of Expedia.com's registered end users) without first discussing with the other party.


                 (b) All uses by EI of Personal Information collected by EI from end users of Expedia.com during the term of this Agreement shall comply with the applicable Expedia.com privacy statement (which shall be approved by TRUSTe or other comparable independent privacy organization and all applicable laws). Microsoft may use certain User Information collected by EI from Expedia.com to the extent such use is in compliance with the applicable Expedia.com privacy statement (e.g., to support Microsoft's ad targeting and profiling efforts). Except as expressly set forth in this Section 2.4 EI shall not be obligated to share any customer data with Microsoft.

     3.     Distribution and Cross Promotion Requirements
            ---------------------------------------------

       3.1 Expedia.com/MSN; Travel Channel Home Page. EI shall develop, maintain and host the Travel Channel Home Page and the Expedia.com/MSN site in accordance with the Specifications set forth in Exhibit A. The Travel Channel Home Page shall include a content module, dedicated and linking to Expedia.com/MSN as described in the Specifications. Additionally, such content module will be branded by the applicable Expedia.com brand and will occupy at least eighty percent (80%) of the programmable screen space on the Travel Channel Home Page. MS shall provide at most twenty (20%) of the content included in the programmable space on the Travel Channel Home Page. The above-the-fold programmable screen space on the Travel Channel Home Page shall be divided at least eighty percent (80%) to EI content and at most twenty percent (20%) to Microsoft-supplied content. For the purposes of this Section, "content" means non-revenue generating material except as expressly agreed to in Section 5 of this Agreement. Microsoft shall have full discretion in determining what content to include in its portion of the Travel Channel Home Page, provided however, the content may not be competitive with any travel related materials or services offered by EI on Expedia.com/MSN and must be consistent with the restrictions described in Section 5. EI and Microsoft will cooperate to develop original travel-related content (not distributed or offered by EI online anywhere else) for Expedia.com/MSN.

       3.2 Links from MSN to Expedia.com/MSN. In addition to the Links included pursuant to Section 3.1, Microsoft agrees to provide Links to Expedia.com/MSN, as follows:

                 (a) The Travel Channel Home Page shall be will be one click from the MSN default Home Page.

                 (b) at least two "quick link" text Links above the fold (e.g., "air tickets" and "maps") or a comparable driving Links from the MSN.com (U.S. version) default Home Page (and wherever else "quick links" (or their equivalent) otherwise appear within MSN.com (U.S. version)) to the appropriate Web Page in Expedia.com/MSN or Expediamaps (as applicable). In MSN International markets (where Travel is applicable as set forth in Section 2.1(d)), Microsoft will use best efforts to include similar or comparable links to Expedia.com/MSN and Expediamaps. Both parties agree that Expediamaps will be carried only if Expediamaps' offerings are comparable in features and functions to commercially available Web based mapping tools and technologies in the local markets.

Microsoft will provide additional Links to Expedia.com/MSN from MSN or Microsoft Web Sites other than those specified in clauses (a) and (b) (e.g., HomeAdvisor) as determined by Microsoft, with the placement, type and position of such Links being within Microsoft's reasonable discretion. The parties acknowledge that the format and/or appearance of MSN may change from time to time; however, Microsoft agrees that the positioning of such quick links shall at all times remain comparable to other quick links, provided that if quick links are removed from the default MSN Home Page or other key places, both parties will work in good faith to provide EI with placement

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of Links that will provide substantially equivalent traffic to the Travel
Channel Home Page and Expedia.com/MSN, as the case may be.

         3.3 MSN Promotions. Microsoft agrees to include Expedia.com/MSN in general MSN network promotions (such as banner advertising, key initiatives, MSN network promotion inventory, MSN network info pane, and special editorial references) and make commercially reasonable efforts to promote Expedia.com/MSN in offline promotions in a similar manner as it promotes other MSN properties (e.g., HomeAdvisor). Microsoft agrees that the Expedia.com/MSN online promotions shall constitute a minimum of four percent (4%) of the total number of impressions resulting from all MSN network in-house promotions during each of the first two Years of this Agreement so long as EI is in compliance with the Specifications set forth in Exhibit A.

         3.4 Links from WebTV. Microsoft agrees to cause one or more Links to Expedia.com/MSN to appear in the appropriate section of WebTV user interface pages. The location of such link or links will be at Microsoft's sole discretion.

         3.5 Links from Expedia.com or Expedia.com/MSN. EI agrees to provide a navigation link below the header and above-the-fold on the Expedia.com Home Page to Microsoft-designated Web Page in MSN. Additionally, EI agrees to include links or providing access on Expedia.com/MSN to MSN Messenger Service, Search, Communities/Chat (where appropriate), Hotmail and Yellow Pages to the extent commercially available and technically viable.

         3.6 Exclusivity. The parties agree that Expedia.com/MSN shall be the exclusive travel transaction service on or promoted by Microsoft Online Properties, except as expressly agreed to otherwise in Section 2.1(d) and
Section 5 and subject to the terms of certain agreements entered into by Microsoft, if any, prior to the Effective Date (the terms of such agreements have been disclosed to EI). Microsoft will use commercially reasonable efforts to include Expedia.com/MSN in co-branded or private-labeled sites where travel content and transaction are relevant. In the event a material co-branded or private-labeled partner elects to use a different travel partner, MS will use reasonable efforts to notify EI.

         3.7 Other Microsoft Internet Technologies. EI agrees it shall implement Microsoft Passport wallet technology and Microsoft Passport authentication technology on Expedia.com/MSN and Expedia.com as soon as commercially available and technically viable (timing to be discussed by the parties) so that existing registered Passport users may use the services available on Expedia.com/MSN without having to reenter their username and password or other relevant personal information; the usage terms and conditions shall be agreed upon by the parties, provided however, that EI shall be entitled to "most-favored nations" pricing on the licensing of such Passport technologies. Upon notice from Microsoft that other technologies are available for distribution, EI agrees, as soon as commercially available and technically viable, to make best efforts (when technology is applicable) to include or implement or adopt on Expedia.com/MSN and/or Expedia.com other Microsoft Internet services (e.g., ad profiling) or platform (e.g., MSN Mobile) pursuant to such usage terms and conditions as the parties may agree, provided however, that EI shall be entitled to "most-favored nations" pricing on the licensing of such technologies.

         3.8 MSNBC. The parties agree that MSNBC shall be the sole third-party provider of travel news headline that is integrated into Expedia.com/MSN.

         3.9 Material Changes. In the event that there are business changes by EI or MSN that materially impact this Agreement, both parties agree to re-evaluate and work together in good faith to reach mutually agreeable terms.

4.       Fees and Payments
         -----------------

         4.1 Annual Fees. EI shall pay to Microsoft an annual fee of two million dollars ($2,000,000.00) for the first year after the Start Date ("Year 1") and two million two hundred thousand dollars ($2,200,000.00) for the second year after the Start Date ("Year 2"). Year 1 fees and Year 2 fees shall be paid as follows:

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                    Amount                                Date
                    ------                                ----
                  $500,000.00                        December 1, 1999
                  $500,000.00                        March 1, 2000
                  $500,000.00                        June 1, 2000
                  $500,000.00                        September 1, 2000
                  $550,000.00                        December 1, 2000
                  $550,000.00                        March 1, 2001
                  $550,000.00                        June 1, 2001
                  $550,000.00                        September 1, 2001


  The annual fees for Years after Year 2 shall be reasonably negotiated and agreed upon by the parties in good faith taking into account the then-prevailing market value.

         4.2  Incentive Fees. In addition to the Annual Fees set forth in
Section 4.1, EI shall pay to Microsoft three dollars and fifty cents ($3.50) per MSN User Air Transaction completed on the co-branded site above the applicable forecast for such year. The Year 1 forecast shall be equal to two hundred seventy thousand three hundred and twenty (270,320) air ticket sales on MSN Expedia; the Year 2 forecast shall be equal to twelve times the average of June 00, July 00, and August 00 air ticket sales on Expedia.com/MSN. EI shall pay any incentive fees at the end of each Year and shall provide with such payment a report in detail sufficient to determine how the incentive fees for such Year were calculated. Forecasts for Years after Year 2 shall be agreed upon by the parties.


5.       Ad Sales for Expedia.com/MSN and Expedia.com
         --------------------------------------------

         5.1  Allocation of Banner Inventory for Expedia.com/MSN and
Expedia.com.

              (a) The MSN advertising sales team may sell up to fifty-two million (52,000,000) advertising banners in Year 1 and fifty-seven million two hundred thousand (57,200,000) advertising banners in Year 2 from the total banner inventory for Expedia.com/MSN and Expedia.com ("MSN Ad Sales Allocation") subject to the restrictions set forth in Section 5.2. For the purposes of this
Section 5, "banner inventory" means (i) non-geo-targeted advertising that runs at the top of the screen in the 468 x 60 pixels throughout the Expedia.com/MSN and the Expedia.com sites, and (ii) a 120x60 pixels ad box (or similar) on the Travel Channel Home Page (above the fold 600x800 pixels) and the top level pages of each section (below the fold 600x800 pixels) on Expedia.com/MSN. "Banner inventory" does not include geo-targeted advertising or sponsorships.

              (b) EI will allocate one-third (1/3) of the ad banners (468x60 pixels as described in 5.1(a)(i) above) available on Expedia.com and Expedia.com/MSN to MSN ("MSN Ad Sales Cap") in each of Year 1 and Year 2. EI will own the remaining banner inventory, geo-targeted inventory, sponsorships and any other revenue generating ad space for Expedia.com/MSN and Expedia.com ("EI Ad Sales Allocation"). The MSN advertising sales team may sell more than MSN Ad Sales Cap with the prior approval of EI. In addition, The MSN advertising sales team may sell geo-targeted banners, sponsorships, and other ad placements on Expedia.com or Expedia.com/MSN only with EI's approval. Both parties will work together to assign the banner inventory allocations fairly.

              (c) MS shall not be entitled to share in any revenue derived from EI's sale of the EI Ad Sales Allocation. EI shall not be entitled to share in any revenue derived from Microsoft's sale of the MSN Ad Sales Allocation, provided however, that Microsoft shall remit to EI eighty percent (80%) of the total revenue received by Microsoft for sales of banner inventory in excess of the MSN Ad Sales Allocation and up to the MSN Ad Sales Cap, and other ad placements that the parties agree on (geo-targeted banners, sponsorships etc.) during Year 1 and Year 2, respectively. MS shall make any payments that may be due to EI within thirty (30) days after the end of Year 1 or Year 2 as applicable, or on any other payment schedule that may be agreed upon by the parties.

              (d) The calculation of the MSN Ad Sales Allocation and EI Ad Sales Allocation for both Expedia.com/MSN and Expedia.com shall be done on a monthly basis based upon monthly banner inventory

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forecasts. The MSN Ad Sales Allocation and the EI Ad Sales Allocation for Years
after Year 2 shall be reasonably negotiated and agreed upon by the parties in good faith.

         5.2  Restriction on Ad Sales for Expedia.com/MSN and Expedia.com.

              (a) EI agrees that it will not sell or otherwise make available any banner inventory or otherwise promote on Expedia.com/MSN up to five (5) competitors of MSN as agreed to by the parties. EI further agrees that it will not sell or otherwise make available any banner inventory or otherwise promote on Expedia.com/MSN up to five (5) competitors of each of the MSN vertical sites (e.g., CarPoint, HomeAdvisor, Money Central) as agreed to by the parties. EI will promote MSN on Expedia.com in a similar matter as it promotes other major partners (e.g. other portals).

              (b) Microsoft agrees that it may sell banner inventory included in the MSN Ad Sales Allocation only to non-travel accounts as agreed to by the parties, provided however, that Microsoft may sell such banner inventory to travel accounts only if (i) the banners on Expedia.com/MSN and Expedia.com do not link or promote the travel booking engine of any travel related company (subject to exceptions in (ii)); or (ii) the banners on Expedia.com/MSN may link to the travel engine of any travel related company only if (A) such promotion or sponsorship is also included in Expedia.com/MSN (e.g., Microsoft may promote on Expedia.com/MSN ABC Airlines' flight special so long as ABC Airlines' special is also included in Expedia.com/MSN's travel booking service) and (B) the sale is a part of a larger MSN advertising agreement in which the Expedia.com/MSN banner inventory does not constitute more than twenty percent (20%) of the total number of advertising banners sold by MSN under such MSN advertising agreement. Controversial promotions and sponsorships will be discussed and resolved by the parties.

              (c) Microsoft agrees that it will not sell or otherwise make available any banner inventory or promote on Expedia.com/MSN or Expedia.com up to five (5) competitors of EI as agreed to by the parties.

         5.3 Restriction on Ad Sales for MSN. Microsoft shall be solely responsible for advertising sales on MSN, and EI shall not be entitled to share any revenue derived from such sales. Microsoft agrees, however, that it shall not sell or otherwise make available any advertisements, sponsorships or promotions on MSN or the MSN vertical sites (e.g., CarPoint, HomeAdvisor, Money Central) to any of the five (5) competitors of EI as agreed to by the parties. Nothing in this Section 5.3 shall be interpreted as limiting Microsoft's ability to sell advertising or promotions to any travel service other than the five (5) EI competitors agreed to by the parties.

         5.4 Ad Sales Services. EI agrees that if it desires to engage a third party for general ad sales services, it shall first negotiate with Microsoft exclusively for a period of one (1) month with respect to engaging the MSN advertising sales team to provide such services.


6.       Proprietary Rights
         ------------------

         The parties agree that except as expressly licensed to EI in this Agreement or a separate license agreement, Microsoft shall retain all right, title, and interest in all data, content, technologies and other property furnished by Microsoft to EI hereunder. The parties further agree that except as expressly licensed to Microsoft in this Agreement or a separate license agreement, EI shall retain all right, title and interest in and to Expedia.com/MSN (except for the MSN brand) all data, content, technologies and other property furnished by EI to Microsoft hereunder.

7.       Confidentiality
         ---------------

         7.1 The parties acknowledge and agree that all of the terms of this Agreement (including but not limited to its existence) are confidential. Each party may disclose the terms and conditions of this Agreement to its employees, affiliates and its immediate legal and financial consultants on a need to know basis as required in the ordinary course of that party's business, provided that such employees, affiliates and/or legal and/or financial consultants agree in advance of disclosure to be bound by this Section 7, and may disclose Confidential Information

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as required by government or judicial order, provided each party gives the other party prompt notice of such order and complies with any protective order (or equivalent) imposed on such disclosure.

         7.2 Each party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure or use of Confidential Information and that each party may seek, without waiving any other rights or remedies, such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

8.       Branding Guidelines
         -------------------

         8.1 By Microsoft. To the extent that this Agreement requires EI to use any logo, trademark, tradename or service mark owned and/or provided by Microsoft (collectively "Microsoft Marks"), Microsoft shall provide EI with such elements and renderings for the agreed upon use of such Microsoft Mark in a form necessary to permit EI's use as contemplated by this Agreement. Microsoft shall also provide the applicable usage guidelines for the use of Microsoft Marks, and EI agrees to comply with such guidelines.

         8.2 By EI. To the extent that this Agreement requires Microsoft to use any logo, trademark, tradename or service mark owned and/or provided by EI (collectively "EI Marks"), EI shall provide Microsoft with such elements and renderings for the agreed upon use of such EI Marks in a form necessary to permit Microsoft's use as contemplated by this Agreement. EI shall also provide the applicable usage guidelines for the use of EI Marks, and Microsoft agrees to comply with such guidelines.

9.       Term; Termination
         -----------------

         9.1 Term. Subject to the other provisions hereof, this Agreement shall commence on the Effective Date and continue for a period of five (5) years following the Start Date (the "Term").

         9.2 Termination for Cause. In addition to any other rights and/or remedies that either party may have under the circumstances, all of which are expressly reserved, either party may terminate this Agreement at any time, effective immediately upon written notice, if the other party is in material breach of any warranty, representation, term, condition or covenant of this Agreement, and fails to cure that breach within thirty (30) days after written notice thereof.

         9.3 Effect of Termination. In the event of termination or expiration of this Agreement for any reason each and every clause which by its nature is intended to survive the termination of this Agreement including, without limitation, Sections 6, 7, 9.3, 10, 11, 13 and 14 shall survive termination.

10.      Warranties and Indemnification.
         ------------------------------

         10.1 EI Warranties. EI warrants and represents that: (i) it has sufficient authority to enter into this Agreement; (ii) all materials delivered by EI to Microsoft and/or included in Expedia.com/MSN pursuant to this Agreement (other than those provided by Microsoft) are and will be owned and controlled by EI and do not and will not infringe the copyrights, trademarks, service marks or any other personal or proprietary right of any third party; (iii) Expedia.com/MSN and all actions thereon are and will be in compliance with all applicable laws.

         10.2 Microsoft Warranties. Microsoft warrants and represents that: (i) it has sufficient authority to enter into this Agreement, (ii) all materials delivered by Microsoft to EI pursuant to this Agreement (excluding any trademarks and logos) do not and will not infringe the copyrights, trademarks, service marks or any other personal or proprietary right of any third party.

         10.3 Indemnification. Each party (the "Indemnifying Party") will hold harmless and indemnify the other party (the "Indemnified Party") from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against the Indemnified Party by a third party and arising from or related to any alleged act or omission which, if the allegation were true, would be a breach by the Indemnifying Party of this Agreement, provided that the Indemnified Party cooperates as set forth in Section 10.4. In addition, EI will hold harmless and indemnify Microsoft from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against Microsoft by a third party and arising from or related to Expedia.com/MSN (unless such claim would be covered by the immediately preceding sentence), provided that Microsoft cooperates as set forth in Section 10.4.

         10.4 Indemnification Process. If any action shall be brought against either party (the "Indemnified Party") in respect to which indemnity may be sought from the other party (the "Indemnifying Party") pursuant to the provisions of Section 10.3, the Indemnified Party shall promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The Indemnified Party shall cooperate with the Indemnifying Party at the Indemnifying Party's expense in all reasonable respects in connection with the defense of any such action. The Indemnifying Party may upon written notice to Indemnified Party undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be reasonably satisfactory to Indemnified Party, and payment of all reasonably incurred expenses. Indemnified Party shall have the right to employ separate counsel and participate in the defense, at Indemnified Party's sole cost and expense. The Indemnifying Party shall reimburse Indemnified Party upon demand for any payments made or loss suffered by it at any time after the date of tender, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates.

         10.5 PRODUCTS OR SERVICES DELIVERED UNDER THE TERMS OF THIS AGREEMENT SHALL BE SUBJECT TO THE TERMS OF THE LIMITED WARRANTY STATEMENT, IF ANY, SPECIFIED BY THE DELIVERING PARTY FOR THE SPECIFIC PRODUCT OR SERVICE. CERTAIN SOFTWARE PRODUCTS MAY BE PROVIDED TO THE OTHER PARTY "AS IS" WITHOUT WARRANTY OR CONDITION OF ANY KIND, IF SO DESIGNATED BY THE LICENSOR. FOR SUCH PRODUCTS, THE ENTIRE RISK AS TO THE RESULTS AND PERFORMANCE OF SUCH SOFTWARE IS ASSUMED BY THE RECEIVING PARTY AND ITS CUSTOMERS AND SUBLICENSEES, IF ANY. THE WARRANTIES SET FORTH IN SECTIONS 10.1, 10.2, AND THIS SECTION 10.5 ARE THE ONLY WARRANTIES MADE BY THE PARTIES. EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OR REPRESENTATION EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY WARRANTS THAT ACCESS TO OR USE OF THE SITES OR CHANNELS WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT ANY SOFTWARE OR SERVICES WILL MEET ANY PARTICULAR CRITERIA OF PERFORMANCE OR QUALITY.

11.      Limitation Of Liabilities  NEITHER PARTY SHALL BE LIABLE TO THE OTHER
         -------------------------
FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL NOT APPLY TO EITHER PARTY'S (A) ABILITY TO OBTAIN INJUNCTIVE OR OTHER EQUITABLE RELIEF; (B) CONFIDENTIALITY OBLIGATIONS UNDER SECTION 7; AND (C) INDEMNIFICATION OBLIGATIONS AS TO THIRD PARTY DAMAGES ASSESSED AGAINST THE INDEMNIFIED PARTY IN CONNECTION WITH INDEMNIFIED CLAIMS UNDER SECTION 10.

12.      Press Releases
         --------------

         Neither Microsoft nor EI will issue any press release or make any public announcement(s) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld. However, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a party's required public disclosure documents.

13.      Taxes
         -----

         13.1 Liability for Taxes. The amounts to be paid by Expedia to Microsoft herein do not include any foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs, arising as a result of or in connection with the transactions contemplated under this Agreement including, without limitation, any state or local sales or use taxes or any value added tax or business transfer tax now or hereafter imposed on or with respect to the provision of goods and services to Expedia by Microsoft under this Agreement, regardless of whether the same are separately stated by Microsoft. Except as provided in section 13.4 below, all such taxes (and any penalties, interest, or other additions to any such taxes), with the exception of taxes imposed on Microsoft's net income or with respect to Microsoft's property ownership, shall be the financial responsibility of Expedia. Expedia agrees to indemnify, defend and hold Microsoft harmless from any such taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes.


         13.2 Collected Taxes. Expedia will pay all applicable value added, sales and use taxes and other taxes levied on it by a duly constituted and authorized taxing authority on the software, services, hardware, equipment or other product provided under this Agreement or any transaction related thereto in each country in which the services and/or property are being provided or in which the transactions contemplated hereunder are otherwise subject to tax, regardless of the method of delivery. Any taxes that are owed by Expedia, (i) as a result of entering into this Agreement and the payment of the fees hereunder,
(ii) are required or permitted to be collected from Expedia by Microsoft under applicable law, and (iii) are based upon the amounts payable under this Agreement (such taxes described in (i), (ii), and (iii) above the "Collected Taxes"), shall be remitted by Expedia to Microsoft, whereupon, upon request, Microsoft shall provide to Expedia tax receipts or other evidence indicating that such Collected Taxes have been collected by Microsoft and remitted to the appropriate taxing authority. Expedia may provide to Microsoft an exemption certificate acceptable to Microsoft and to the relevant taxing authority (including without limitation a resale certificate) in which case, after the date upon which such certificate is received in proper form, Microsoft shall not collect the taxes covered by such certificate. Microsoft agrees to take such steps at Expedia's request and expense to minimize Collected Taxes or other taxes paid by Expedia in accordance with all relevant laws.


         13.3 Tax Withholding.        If, after a determination by foreign tax
authorities, any taxes are required to be withheld on payments made by Expedia to Microsoft, Expedia may deduct such taxes from the amount owed Microsoft and pay them to the appropriate taxing authority; provided however, that Expedia shall promptly secure and deliver to Microsoft an official receipt for any such taxes withheld or other documents necessary to enable Microsoft to claim a U.S. Foreign Tax Credit. Expedia will make certain that any taxes withheld are minimized to the extent possible under applicable law.


         13.4 Taxes Resulting from Microsoft Ad Sales. Notwithstanding section
13.1 and 13.2 hereof, all taxes (and any penalties, interest, or other additions to any such taxes), arising as a result of or in connection with the sale by Microsoft for its own account of its MSN Ad Sales Allocation as set forth in
Section 5.1 of this Agreement, shall be the financial responsibility of Microsoft. Microsoft agrees to indemnify, defend and hold Expedia harmless from any such taxes or claims, causes of action, costs (including, without limitation, reasonable attorneys' fees) and any other liabilities of any nature whatsoever related to such taxes.

         13.5 Tax Provision Governs. This tax section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

14.      General Provisions
         ------------------

         14.1 Independent Contractors. The parties are independent contractors with respect to each other, and nothing in this Agreement shall be construed as creating an employer-employee relationship, a partnership, agency relationship or a joint venture between the parties.

         14.2 Governing Law. This Agreement shall be governed by the laws of the State of Washington as though entered into by Washington residents and to be performed entirely within the State of Washington. The parties agree to exclusive jurisdiction and venue in the state and federal courts sitting in King County, Washington. In any action or suit to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorneys' fees.

         14.3 Assignment. Neither party may assign this Agreement or any rights and/or obligations hereunder without the other party's prior written approval.

         14.4 Construction. In the event that any provision of this Agreement conflicts with governing law or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect. This Agreement has been negotiated by the parties and their respective counsel and will be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. The section headings used in this Agreement are intended for convenience only and shall not be deemed to affect in any manner the meaning or intent of this Agreement or any provision hereof.

         14.5 Notices. All notices and requests in connection with this Agreement shall be given in writing and shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

         To Expedia, Inc.:                           To Microsoft:
         Expedia, Inc.                               Microsoft Corporation
         4200 150th Ave. NE                          One Microsoft Way
         Redmond, WA 98052                           Redmond, WA  98052-6399
         Attention: President                        Attention: MSN Business Development

         Phone:   425.705.5161                       Phone:   425.703.6466
         Fax:     425.936.7329                       Fax:     425.936.7329

         Copy to:                                    Copy to:
         General Counsel (same address and fax)      Law & Corporate Affairs, US Legal
                                                     Fax:     425.936.7409

or to such other address as the applicable party may designate pursuant to this notice provision.

         14.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements or communications. This Agreement shall not be modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of EI and Microsoft by their respective duly authorized representatives. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

         The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

MICROSOFT CORPORATION                     EXPEDIA, INC.




By       /s/ Gregory B. Maffei            By       /s/ Richard N. Barton
   ----------------------------------        ----------------------------------

Name (Print)    Gregory B. Maffei         Name (Print)    Richard N. Barton
            -------------------------                 -------------------------

Title    Chief Financial Officer          Title      President and Chief
     --------------------------------          --------------------------------
                                                      Executive Officer
                                               --------------------------------

                                   Exhibit A
                                   ---------

                                Specifications
                                --------------



I. EI will develop, maintain and host the Expedia.com/MSN and the version of ExpediaMaps to which the MSN "Maps quick link" links ("ExpediaMaps"), in accordance with the requirements specifications below: (For the purpose of this Specification, Expedia.com/MSN and ExpediaMaps may be collectively referred to as "EI/MSN Sites").

     .    The Network Template includes the following components:

          .  The Network headers and footers. It will be included on each
             -------------------------------
             non-transaction page within Expedia.com/MSN and ExpediaMaps in the manner provided by Microsoft. A lighter MSN branding header will be included above the fold on all transaction pages within the Exepdia.com/MSN site.

          .  The Network Promotion Inventory. It will be included on the
             -------------------------------
             Travel Channel Home Page and on the top page of each section within Expedia.com/MSN and on the top two levels of the ExpediaMaps pages in the manner provided by Microsoft. The Network Promotion Inventory is currently defined as the right hand, white column space on an 800x600 screen resolution of pixels.

     . Any layout or technical changes to the Network Template must be preceded by a detailed specification and sample code, and an implementation period of approximately a month following delivery of said specs and sample code. EI will use best efforts to implementation the behavior and look-and-feel of the Network Template. If EI may not replicate the exact code and functionality of the Network Template due to the technical architecture of the EI/MSN Sites, EI will implement comparable and mutually agreed MSN co-branding and promotion inventory on the EI/MSN Sites.

     .    Microsoft will not promote in The Network Promotion Inventory the five
          (5) competitors of EI to be agreed upon by the parties. Both parties will work together to minimize conflicts with EI's premier sponsors. EI will notify MSN if any serious ad conflicts occur, and MSN will make best efforts to eliminate such conflict within 10 business days.

     . EI will supply content to scheduled network wide promotions and campaigns.

     . Microsoft will make best efforts to promote Expedia.com/MSN, EI's ETN and Premier partners (e.g. Disney) via the Network Promotion Inventory.

EI will make available all materials and content in the Expedia.com web site to be included in the Expedia.com/MSN Site.

     . Microsoft requires that EI maintain certain minimum standards for connectivity and availability which shall be not more restrictive than the standards required by MSN with respect to any other MSN premier partner; these requirements may be updated by Microsoft with reasonable input from EI from time to time by written notice from Microsoft to EI, and EI will implement any required modifications to the service on a timely basis.

     . All pages of the EI/MSN Sites must have the same performance standard as the regular Expedia.com and ExpediaMaps.com including but not limited to up time, availability, rendering speed, and page loading. Both EI and Microsoft will attempt a standard of performance to match any leading web site.

     . The parties will provide each other with mutually agreed maintenance reports, system alerts, and other communications related to site performance. In addition, each party will provide the other with any reasonable reporting that may be requested by the other party, and the parties shall work together to develop reasonable reporting requirements. The parties shall also share their respective international product development plans on an annual basis.

     . EI agrees that the EI/MSN Sites, as served by EI servers, will be easily viewable on all popular browsers, including but not limited to Internet Explorer, Netscape Navigator and WebTV. Also, users of Windows, Macintosh, Linux and Unix systems should all be able to view pages served by EI. In no event will EI make any technology decision that renders the content viewing experience of Internet Explorer users on the EI/MSN Sites to be inferior to the viewing experience of users elsewhere on the Microsoft Online Properties.

     . The parties shall work together to implement the procedures as reasonably necessary to ensure that Microsoft is notified of all site failure(s) or significant decline(s) in performance.

     . EI agrees to support the following activities as soon as the MSN profiling technology is commercially available and technically viable:
          EI will store user information in MSN User Profile Store. EI will implement EI's web pages to provide real time events logging to the MSN User Profile Store. EI will also provide click stream information to MSN IDSS nightly. EI will tag content pages using MSN's taxonomy. MSN agrees to provide EI reasonable consulting support to assist in the implementation process. MSN agrees to deliver targeted advertising in a similar manner as it treats other premium partners on MSN who participate in the profiling initiative.


II. EI will make updates, modifications or changes to the EI/MSN Sites, in accordance with the requirements specifications below:

     . Changes to Network Template (i.e. header or footer text) or graphic content changes shall be implemented by EI within 10 business days upon receipt of final MS elements (i.e. copy, graphics, code).

     . Changes to daily tree content shall be made within 10 business days upon receipt of final elements.

     . Changes to World Guide upon receipt of final MS elements - content changes will be implemented within 10 days, code changes will be implemented within 30 days.

     . Changes to Promotional modules upon receipt of final MS elements - content changes will be implemented within 10 days, code changes will be implemented within 30 days.

Changes involving substantial interpreted code modification (e.g. javascript, VBScript, whether client-side or ASP) can add unpredictability to customization and modification time. Such requests will require at least an additional week or more above the heretofore mentioned turnaround schedules, time which Expedia will in good faith try to minimize. As for changes that require Expedia to recompile transactional-path.dlls or hotfix qscript or HTX files, these will need to be synchronized with MTT development and testing schedules, whose timing will dictate implementation dates.

                                   Exhibit B
                                   ---------

                                  Co-Branding
                                  -----------

Initially, the Travel Channel Home Page shall be branded MSN Travel Channel "with Expedia.com" (which shall include the EI logo). The Expedia.com/MSN Site (except for the Travel Channel Home Page) shall be branded MSN Travel Channel "by Expedia.com" (which shall include the EI logo). The EI branded logo ("with Expedia.com" and "by Expedia.com") will be 125x22 pixels, located on the right side of the MSN network header.

A sample co-branded header for MSN premium partners is included below:



                                   [GRAPHIC]